Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
DOCUMENT SPA-06202012

This Securities Purchase Agreement (this “Agreement”) is dated as of June 20, 2012, between OriginOil, Inc., a Nevada corporation (the “Company”) and JMJ Financial (the “Purchaser”) (referred to collectively herein as the “Parties”).

WHEREAS, the Company desires to sell and Purchaser desires to purchase a Promissory Note issued by the Company to the Purchaser in the form of Exhibit A attached hereto (the “Note”) and a Warrant to purchase 153,846 shares of the Company’s common stock for a period of four (4) years from the date hereof, issued by the Company to the Purchaser, in the form of Exhibit B attached hereto (the “Warrant,” and together with the Note, the “Securities”) as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

ARTICLE I   PURCHASE AND SALE

1.1           Purchase and Sale.  Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase the Note, in an aggregate principal amount of $400,000, and a Warrant to purchase 153,846 shares of Company common stock with an aggregate exercise price of $100,000.  The Purchaser shall deliver, via wire transfer, immediately available funds in the amount of US $100,000 (the “Purchase Price”) and the Company shall deliver to the Purchaser the Note and the Warrant.

1.2           Additional Payments.  The Note allows the Purchaser to pay up to $300,000 of additional consideration to the Company in such amounts and at such dates as the Purchaser may choose in its sole discretion.  Within three (3) days after Purchaser makes any additional payment to the Company under the Note, the Company shall execute and deliver to the Purchaser an additional warrant in the form of Exhibit B attached hereto with an Aggregate Exercise Amount equal to the amount of additional consideration so provided, an Exercise Price equal to $0.65, the number of shares for which the warrant is exercisable equal to the Aggregate Exercise Amount divided by the Exercise Price, and the Initial Exercise Date equal to the date of issuance of such warrant.

1.3           Effective Date.  This Agreement will become effective only upon occurrence of the two following events: execution of this Agreement, the Note, and the Warrant by both the Company and the Purchaser, and delivery of the first payment of the Purchase Price by the Purchaser to the Company.

ARTICLE II   MISCELLANEOUS

2.1           Successors and Assigns. This Agreement may not be assigned by the Company.  The Purchaser may assign any or all of its rights under this Agreement and agreements related to this transaction.  The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2           Reservation of Authorized Shares.  As of the effective date of this Agreement and for the remaining period during which the Note is convertible into shares of the Company and the Warrant is exercisable for shares of the Company, the Company will reserve from its authorized and unissued common stock a sufficient number of shares (at least 615,384 common shares) to provide for the issuance of common stock upon the full conversion of the Note and a sufficient number of shares (at least 615,384 common shares) to provide for the issuance of common stock upon the full exercise of the Warrants (for an aggregate of at least 1,230,768 common shares).  The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Company agrees that its issuance of the Note and the Warrant constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing shares to execute and issue the necessary shares of common stock upon the conversion of the Note and the exercise of the Warrant.  No further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Securities to be sold by the Company as contemplated by the Agreement or for the issuance of the shares contemplated by the Note or the shares contemplated by the Warrant.

2.3           Piggyback Registration Rights.  Except with respect to a registration relating to any registrable securities under that certain Registration Rights Agreement dated July 6, 2011 between the Company and the purchasers signatory thereto or a registration statement on Form S-4 or S-8, the Company shall include on the next registration statement the Company files with SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of the Note and all shares issuable upon exercise of the Warrant unless such shares are eligible for resale under Rule 144.  Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of this Note, but not less than $25,000, being immediately due and payable to the Purchaser at its election in the form of cash payment or addition to the balance of this Note. Notwithstanding the foregoing, in the event a registration statement is filed with respect to an underwritten offering or a selling shareholder registration statement relating solely to holders of Company’s shares who paid cash for their shares in a sale placed by an independent placement agent, the number of shares owned by Purchaser to be included in any such registration statement may be limited if in the opinion of the underwriter or placement agent, the sale of such shares by the Purchaser would adversely impact the sale of shares by the underwriter or selling stockholders included therein.

2.4           Rule 144 Tacking Back and Registration Rights.  Whenever the Note or Warrant or any other document related to this transaction provides that a conversion amount, make-whole amount, penalty, fee, liquidated damage, or any other amount or shares (a “Tack Back Amount”) tacks back to the original date of the Note, Warrant, or document for purposes of Rule 144 or otherwise, in the event that such Tack Back Amount was registered or carried registration rights, then that Tack Back Amount shall have the same registration status or registration rights as were in effect immediately prior to the event that gave rise to such Tack Back Amount tacking back.  For example, if the Purchaser converts a portion of the Note and receives registered shares and the Purchaser later rescinds that conversion, the conversion amount would be returned to the principal balance of the Note and upon any future conversion of the Note the amount converted would be convertible into shares registered on that registration statement.

2.5           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the principles of conflict of laws thereof.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida.  Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

2.6           Delivery of Process by Purchaser to Company.  In the event of any action or proceeding by the Purchaser against the Company, and only by Purchaser against the Company, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Purchaser via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Company at its last known address or to its last known attorney as set forth in its most recent SEC filing.

2.7           Notices.  Any notice required or permitted hereunder must be in writing and either be personally served, sent by facsimile or email transmission, or sent by overnight courier.  Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

2.8           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of this Agreement may be effected by email.

2.9           Expenses. The Company and the Purchaser shall pay all of their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.  In the event any attorney is employed by either party to this Agreement with respect to legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

2.10           No Public Announcement.  Except as required by securities law, no public announcement may be made regarding this Agreement, the Note, the Warrant, or the Purchase Price without written permission by both the Company and the Purchaser.

2.11           Construction. Each and every reference to share prices, shares of common stock and any other numbers in this Agreement that relate to the common stock shall be automatically adjusted for stock splits, stock dividends, stock combinations and other similar transactions that occur with respect to the common stock after the date of this Agreement.

2.12           Purchaser Status.  The Purchaser represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 20th day of June, 2012.

COMPANY:

ORIGINOIL, INC.

By:	/s/ T. Riggs Eckelberry
T. Riggs Eckelberry
Chief Executive Officer

PURCHASER:

/s/ Justin Keener
JMJ Financial / Its Principal

[Securities Purchase Agreement Signature Page]

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